As filed with the Securities and Exchange Commission on October 10, 1997

                                                Registration No. _______________

                                    FORM S-8

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           CABLE & CO. WORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                        22-3341195
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                   724 Fifth Avenue, New York, New York 10019
               (Address of principal executive offices) (Zip Code)


                   David Albahari Non-Qualified Stock Options
                            (Full title of the plan)

                                 Not applicable
                     (Name and address of agent for service)

                                 (212) 489-9686
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                   Amount to                         Proposed
        Title of Each Class of Securities             be      Proposed Offering   Aggregate Offering    Amount of
                to be Registered                  Registered  Price Per Share(1)      Price          Registration Fee
---------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.01 par value                901,756   $0.34375               $309,979          $93.93
  ("Common Stock")...............................
---------------------------------------------------------------------------------------------------------------------
Total Registration Fee...........................                                                             $93.93
=====================================================================================================================

(1) Pursuant to Rule 457, the offering price of such shares is estimated solely for the purpose of determining the registration fee and is based on the average closing bid and asked price on October 7, 1997.

                                     PART 2

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The  following   documents  are   incorporated  by  reference  in  this
registration statement.

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934.

         (b) The Company's Quarterly Report on Form 10-QSB for the six months ended June 30, 1997.

         (c) The description of Registrant's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on May 28, 1996 under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document or incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. All information in this Registration Statement is qualified in its entirety by the information and financial statements (including the notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

Item 4.  DESCRIPTION OF SECURITIES.

         Not applicable; the class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934.


Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Martin C. Licht, a director of the Company, is a member of Lane & Mittendorf LLP, counsel to the Company.

Item 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of the Delaware General Corporation Law ("DGCL") permits, in general, a Delaware corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and expenses, including attorney's fees actually and reasonably incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 145(e) of the DGCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 145(f) of the DGCL provides that the indemnification and advancement of expense provisions contained in the DGCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

         The Company's Certificate of Incorporation provides, in general, that the Company shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said section. The Certificate of Incorporation also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and as to acts in another capacity while holding such office.

         In accordance with that provision of the Certificate of Incorporation, the Company shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, or other enterprise in any capacity at the Company's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

         There is no litigation pending, and neither the registrant nor any of its directors know of any threatened litigation, which might result in a claim for indemnification by any director or officer.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

Item 8.  EXHIBITS.

Number                              Description of Exhibit

4.1  -- Option Agreement between David Albahari and the Company
5.1  -- Opinion of Lane &  Mittendorf  LLP,  counsel to the  Company.
23.1 -- Consent of Goldstein Golub Kessler & Company, P.C.



Item 9.  UNDERTAKINGS.

       1. The undersigned, Company, hereby undertakes:

         (a) To file, during any period in which the Company offers or sells securities, a post-effective amendment(s) to this registration statement:

           (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (2) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

           (3) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              Provided, however, that paragraphs 1(a)(1) and 1(a)(2) do not apply if the information required to be included in a post-effective, amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 9, 1997.
                                   CABLE & CO. WORLDWIDE, INC.

                                   By:      /s/ Alan Kandall
                                           Alan Kandall, Chief Executive Officer

                                   By:      /s/ Joel Brooks
                                           Joel Brooks, Chief Financial Officer


       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                      Title                                   Date


                         Chairman of the Board and Director     October  , 1997
Alberto Salvucci



/s/ Alan Kandall         President and Chief Executive Officer  October 9, 1997
Alan Kandall             and Director


/s/ Martin C. Licht      Secretary and Director                 October 9, 1997
Martin C. Licht


/s/ Steven Katz          Director                               October 9, 1997
Steven Katz